News                                                    MARVEL ENTERPRISES, INC.



                 MARVEL ENTERPRISES REPORTS Q4 AND 1999 RESULTS

New York, New York - February 23, 2000 -- Marvel Enterprises, Inc. ("Marvel") (NYSE:MVL) today reported financial results for the fourth quarter and year-ended December 31, 1999.

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                                                      MARVEL ENTERPRISES, INC.
                                            SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                            (Dollars in thousands, except per share data)


                                                       Three Months Ended                     Twelve Months Ended
                                                          December 31,                             December 31,
                                                       1999              1998             1999               1998

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Net sales                                             $92,995          $75,715           $319,645           $232,076
Cost of sales                                          45,026           40,220            150,858            127,978
Gross Profit                                           47,969           35,495            168,787            104,098
Selling, general and administrative
expenses                                               43,255           36,210            124,596             97,135
EBITDA (1)                                              4,714            (715)             44,191              6,963
Depreciation and amortization                           6,158            5,760             18,078             19,332
Amortization of goodwill and other
intangibles                                             6,496            6,505             25,857              7,091
Operating income (loss)                               (7,940)         (12,980)                256           (19,460)
Interest expense, net                                 (7,884)          (9,105)           (32,077)            (9,440)
Other income, net                                       1,160              676              4,043                676
Loss before income taxes                             (14,664)         (21,409)           (27,778)           (28,224)
Income tax provision                                    2,486            7,160              4,482              4,386

Loss before extraordinary expense                    (17,150)         (28,569)           (32,260)           (32,610)
Extraordinary expense, net of tax                          --               --              1,531                 --
Net loss                                             (17,150)         (28,569)           (33,791)           (32,610)
Less: preferred dividend requirement                    3,662            3,380             14,220              3,380
Net loss attributable to common stock                (20,812)         (31,949)           (48,011)           (35,990)
Basic and diluted loss per share from
continuing operations                                 ($0.62)          ($0.95)            ($1.39)            ($1.23)
Basic and diluted loss per share after
extraordinary expense                                 ($0.62)          ($0.95)            ($1.43)            ($1.23)
Common shares outstanding                              33,557               --             33,557                 --
------------------------------------------ ------------------ ------------------------------------------------------

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(1) "EBITDA" is defined as earnings before extraordinary items, interest expense, taxes, depreciation and amortization. EBITDA does not represent net income or cash flow from operations as those terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flow will be sufficient to fund cash needs.

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Marvel Enterprises 1999 Results, 2/23/00                            Page 2 of 4

Commenting on the Company's performance, Marvel President and CEO, Peter Cuneo, said, "Marvel's strong 1999 financial performance reflects our first full year of combined Marvel and Toy Biz operations and was highlighted by significant achievements in a range of areas that have repositioned Marvel on firm ground. Progress in 1999 included the formation of a senior management team with proven, relevant industry experience, the creation and adoption of a revised business strategy including plans for the Internet, the creation of a sound financial platform, including the divestiture of non strategic assets, and the initiation of proactive operating strategies in all units, supported by the commencement of Marvel's first ever brand management discipline, aimed at linking all activities under the Marvel banner with the goal of deriving synergistic benefits.

"As we look forward in 2000 and beyond, we have many reasons for optimism, including the Company's strongest-ever line-up of entertainment projects, including five major motion pictures slated for release over the next three years. This film slate underscores the broad appeal of the Marvel character brands and should serve to drive awareness and interest in all other areas of our business. In addition to exposing our character and corporate brands to a global audience, major motion pictures can also potentially generate very significant EBITDA increases from licensing, toy sales, publishing, specialty publications and the Internet. Leading off this year is the July 2000 release of X-Men from 20th Century Fox, followed by Spiderman from Sony Pictures, due in the later part of 2001. Additionally, Blade 2 from New Line Pictures, The Hulk from Universal Pictures and Fantastic Four, also from 20th Century Fox, are in development with releases planned by the end of 2002.

"Additionally, we are making good headway in exploiting several character brands for television and through the Internet. We are also exploring ways in which Marvel can, for the first time in its history, become involved in the production and ownership of entertainment content in a variety of traditional and new media. On the Internet we are committed to creating a world-class Internet destination at Marvel.com. To accomplish this goal, we have undertaken exhaustive market research and are now in the process of evaluating a range of possible partnerships with leading Internet companies to help us realize the Internet potential of our character brands."

Mr. Cuneo concluded, "We are also very excited by the excellent response our toy lines received from retailers as well as licensee interest in our characters at last week's International Toy Fair. Our licensing and toy introductions around the X-Men movie were extremely well received and public interest in the movies continues to rise. A preview of the film, available at the X-Men Web site (http://www.X-men-the-movie.com), provides a glimpse of this impressive work and its tremendous all-star cast. Expanding upon our movie-related activities, we expect to launch a licensing partnership with Sony for the Spiderman movie in the next several months."

Marvel's net sales increase in 1999 was largely attributable to the inclusion of twelve months of operations from the Licensing and Publishing divisions that were acquired as part of the Company's acquisition of Marvel Entertainment Group ("MEG") in October 1998. Only three months of operations from these divisions were included for the full year 1998. The incremental sales in 1999 versus 1998 for the Licensing and Publishing divisions were $25.9

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Marvel Enterprises 1999 Results, 2/23/00                            Page 3 of 4

million and $28.3 million, respectively.

Sales by the Company's Toy Biz division increased by approximately 16% or $33.3 million in 1999 to $245.8 million, compared to $212.5 million in 1998. The increase was primarily due to sales of World Championship Wrestling ("WCW") action figures, a product line introduced in 1999, and increased sales of large and small dolls and doll accessories (specifically Kinder-Garden Babies and Miss Party Surprise), partially offset by a decline in the sales of Marvel-related products related to the planned implementation of Marvel's brand management strategy.

Gross profit increased from 1999 to 1998 primarily due to the inclusion of a full-year's activity for the Licensing and Publishing divisions as well as an increase of $27.0 million in gross profit from the Toy Biz division. Selling, general and administrative expenses increased in 1999 over 1998 principally reflecting the addition of the Licensing and Publishing divisions, offset by one-time charges incurred in 1998 resulting from the Company's restructuring in connection with the acquisition of MEG.

EBITDA for 1999 was $44.2 million, including approximately $5 million in one-time charges, compared to 1998 EBITDA of $7.0 million.

The increase in Marvel's 1999 fourth quarter net sales was largely attributable to an increase of approximately $23.7 million in sales from the Toy Biz division, primarily due to sales of WCW action figures and increased sales of Kinder-Garden Babies and Miss Party Surprise products, as well as increased sales of Other Boys Products (specifically My Pal 2000 and Power Rangers) which were partially offset by a decline in the sales of Marvel-related products.

Fourth quarter gross profit increased in 1999 over 1998 primarily due to a contribution from the Toy Biz division which was partially offset by a decrease in Gross Profit in the Licensing and Publishing divisions. The Company's Gross Profit overall percentage increased to 52% from 47% primarily as a result of favorable changes to the toy product mix. Selling, general and administrative expenses increased in the fourth quarter of 1999 compared to the prior period, primarily due to the addition of the Corporate division's Payroll Expenses and Professional Fees as well as production costs in the Licensing division associated with The Avengers television series on Fox Kids.

The Company's balance sheet remains strong with approximately $64.8 million in cash as of December 31, 1999 and working capital of $91.9 million.

Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies with operations in licensing, toys - via its Toy Biz division, comic book publishing, entertainment and the Internet. Through its ownership of over 3,500 proprietary characters, the Company licenses the right to use its characters in a wide range of products and services such as apparel, snack foods, video games and collectibles, as well as for television series and feature films. Additionally, Marvel has published comic books for over 60 years in the United States and numerous foreign countries. For additional company information visit the Company's corporate Web site at http://www.marvel.com.

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Marvel Enterprises 1999 Results, 2/23/00                            Page 4 of 4

Except for historical information contained herein, the statements in this news release regarding the Company's plans are forward-looking statements that are dependent upon certain risks and uncertainties, including the Company's potential inability to successfully implement its business strategy, a decrease in the level of media exposure or popularity of the Company's characters resulting in declining revenues from products based on those characters, the lack of commercial success of properties owned by major entertainment companies that have granted the Company toy licenses, the lack of consumer acceptance of new product introductions, the imposition of quotas or tariffs on toys manufactured in China as a result of a deterioration in trade relations between the U.S. and China, changing consumer preferences, production delays or shortfalls, continued pressure by certain of the Company's major retail customers to significantly reduce their toy inventory levels, the impact of competition and changes to the competitive environment on the Company's products and services, changes in technology and changes in governmental regulation. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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For further information contact:
-------------------------------

Investor Relations                                   Media
David Collins, Richard Land                          Jeffrey Klein
Jaffoni & Collins                                    Bender/Helper Impact
(212) 835-8500                                       212/689-6360
mvl@jcir.com                                         jeff_klein@bhimpact.com